Exhibit 3.54

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ORBITZ AWAY LLC

A Delaware Limited Liability Company
Dated As Of: October 29, 2004

LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of October 29, 2004, (this “Operating Agreement”), of Orbitz Away LLC, a Delaware limited liability company (the “Company”), between the Company and Orbitz, LLC, a Delaware limited liability company, as initial member of the Company (the “Member”).

RECITAL

The Member desires to form the Company under the Delaware Limited Liability Company Act and any successor statute (as amended from time to time, the “Act”), governing the affairs of the Company and the conduct of its business.

Accordingly, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.   Definitions. Capitalized terms used by not otherwise defined herein shall have the meanings assigned to them in the Act.

ARTICLE II

General Provisions

SECTION 2.1.   Formation. The Member hereby forms the Company pursuant to the Act. A Certificate of Formation described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed with the Secretary of State of the State of Delaware in conformity with the Act.

SECTION 2.2.   Company Name. The name for the Company shall be “Orbitz Away LLC” or such other name or names as may be selected by the Member from time to time, and its business shall be carried on in such name with such variations and changes as the Member deems necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

SECTION 2.3.   Registered Office; Registered Agent. The Company shall maintain a registered office in the State of Delaware, and the name and address of the Company’s registered agent in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19805.

SECTION 2.4.   Place of Business. The business address of the Company shall be determined by the Member. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Member may deem advisable.

SECTION 2.5.   Purpose; Nature of Business Permitted; Powers. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Operating Agreement, together with any powers and privileges incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purpose or activities of the Company.

SECTION 2.6.   Business Transactions of a Member with the Company. In accordance with Section 18-107 of the Act, the Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not the Member.

SECTION 2.7.   Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be determined by the Member.

ARTICLE III

Rights and Obligations of the Member

SECTION 3.1.   Member. Orbitz, LLC shall be the sole Member of the Company. The address of the Member is 200 S. Wacker Drive, Suite 1900, Chicago, Illinois 60606. Subject to the limitations and restrictions set forth in this Operating Agreement, the Member shall have all the rights, powers and obligations which may be possessed by a member of a limited liability company under the Act.

SECTION 3.2.   Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

SECTION 3.3.   Admissions of Members. New members shall be admitted only upon the approval of the Member.

SECTION 3.4.   Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member.

SECTION 3.5.   Company Property. No real or other property of the Company shall be deemed to be owned by the Member individually, but shall be owned by and title shall be vested solely in the Company. The interest of the Member in the Company shall constitute personal property of the Member.

SECTION 3.6.   Management of the Company. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. The Company shall not have “managers”, as that term is used in the Act. In managing the business and affairs of the Company and exercising its powers, the Member shall act through resolutions adopted in written consents. The Member may, from time to time, appoint and terminate with or without cause officers of the Company and such officers shall have such powers and duties as may be delegated to them by the Member.

SECTION 3.7.   Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company with respect to any matter. Decisions or actions taken by the Member in accordance with this Agreement shall constitute decisions or actions by the Company and shall be binding on the Company. Persons dealing with the Company are entitled to rely conclusively upon the power and authority delegated to any officer of the Company by the Member.

SECTION 3.8.   Expenses. Except as otherwise provided in this Operating Agreement, the Company will be responsible for all expenses, including, without limitation:

(a)           all expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company;

(b)           all expenses incurred in connection with any indebtedness or guarantees of the Company or any proposed or definitive credit facility or other credit arrangement;

(c)           all expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

(d)           all expenses for indemnity or contribution payable by the Company to any person;

(e)           all expense incurred in connection with the collection of amounts due to the Company from any person; and

(f)            all expenses incurred in connection with the preparation of amendments to this Operating Agreement.

ARTICLE IV

Capital Contributions

SECTION 4.1.   Membership Interests. The total number of Membership Interests which the Company shall have the authority to issue shall be one thousand (1,000). The Company shall not issue additional Membership Interests without the approval of the Member.

SECTION 4.2.   Initial Capital Contribution. The Member shall contribute the assets set forth on Schedule A hereto as an initial capital contribution to the Company.

SECTION 4.3.   Additional Contributions. The Member shall not be obligated to make any additional capital contribution to the Company. The Member shall be permitted to make additional capital contributions from time to time in its sole discretion. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE V

Distributions and Tax Matters

SECTION 5.1.   Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.

SECTION 5.2.   Distributions. Any cash available for distribution and liquidation proceeds shall be distributed to the Member or as otherwise determined by the Member.

SECTION 5.3.   Tax Matters. Unless otherwise determined by law, the Company is a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes). The Member and the Company shall timely take all necessary action to ensure the Company maintains such status.

ARTICLE VI

Books and Records

The Company shall keep or cause to be kept at the office of the Company (or at such other place as the Member shall determine in its discretion) full and accurate books and records regarding the status of the business and financial condition of the Company.

ARTICLE VII

Duration and Termination of the Company

SECTION 7.1.   Term. The existence of the Company shall commence on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall have a perpetual life unless one of the following events shall occur (an “Event of Termination”):

(a)           a determination by the Member to terminate the Company; or

(b)           the entry of a decree of judicial dissolution under Section 18-802 of the Act.

No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of the Member, shall cause the existence of the Company to terminate.

SECTION 7.2.   Liquidation.

(a)           In the event that an Event of Termination shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed in accordance with the provisions of Section 18-804 of the Act, and all interests in the Company shall be canceled.

(b)           Upon the completion of the distribution of the Company’s assets, the Company shall be terminated and the Member shall cause the Company to execute and file ä Certificate of Cancellation in accordance with Section 18-203 of the Act.

ARTICLE VIII

Exculpation and Indemnification

SECTION 8.1.   Exculpation. Notwithstanding any other provisions of this Operating Agreement, whether express or implied, or obligation or duty at law or in equity, neither the Member nor any officers, directors, stockholders, partners, employees, representatives or agents of either of the foregoing, nor any officer, employee, representative or agent of the Company or any of its affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Operating Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Operating Agreement, provided that such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

SECTION 8.2.   Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. Notwithstanding the foregoing, a Covered Person shall not be entitled to indemnification under this Section 8.2 with respect to any claim, issue or matter in which such Covered Person is found by a court of competent jurisdiction to have engaged in fraud, willful misconduct, bad faith or gross negligence.

SECTION 8.3.   Advancement of Expenses. The Company may pay for in advance or reimburse the reasonable expenses, including reasonable attorneys’ fees, incurred by a Covered Person in such proceeding referred to in Section 8.2 in advance of the final disposition of such proceeding, or, where appropriate, may assume the defense of any such Covered Person at the Company’s expense upon the receipt by the Company of an undertaking by such Covered Person to repay any amounts so advanced if such Covered Person is ultimately determined not to be entitled to indemnification pursuant to Section 8.2 hereof.

SECTION 8.4.   Indemnification Not Exclusive. The indemnification and advancement of expenses provided for in this Article VIII shall not exclude, limit or preclude any other rights to which any such Covered Person seeking indemnification or advancement of expenses may be entitled under the Act, any agreement or contract, any other applicable law or otherwise, and shall continue as to a Covered Person who has ceased to serve as an officer, employee, agent, partner, trustee, or in any other indemnified capacity, and shall inure to the benefit of the heirs, executors, administrators of any such Covered Person.

SECTION 8.5.   Insurance. The Company may purchase and maintain insurance on behalf of any Covered Person against any liability asserted against or incurred by such Covered Person in any capacity or arising out of his or her status as such, whether or not the Company has the obligation or power to indemnify such Covered Person against such liability pursuant to the provisions of this Article VIII, the Act, or otherwise.

SECTION 8.6.   Continuation of Indemnity. The provisions of this Article VIII shall continue to apply to any proceeding specified in Section 8.2 made or commenced against any. Covered Person who has ceased to be a Covered Person entitled to indemnification hereunder and shall inure to the benefit of the estate, heirs and personal representatives of such Covered Person.

ARTICLE IX

Miscellaneous

SECTION 9.1.   Transfers of Interests. The Member shall be entitled to transfer its interest in the Company, and the assignee of such interest shall be entitled to exercise all rights and privileges of the Member of the Company upon the execution of a written instruments whereby such assignee consents to be bound by the terms of this Operating Agreement.

SECTION 9.2.   Amendment to the Agreement. The Operating Agreement and the Certificate of Formation may be amended by, and only by, a written instrument executed by the Member. An amendment shall become effective as of the date specified in the approval of the Member or, if none is specified, as of the date of such approval or as otherwise provided in the Act.

SECTION 9.3.   Successors; Counterparts. This Operating Agreement (a) shall be binding as to the legal successors, assigns, nominees and representatives of the Member and (b)

may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

SECTION 9.4.   Governing Law; Severability. This Operating Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. In particular, this Operating Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act. If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Operating Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Operating Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Operating Agreement shall be construed to omit such invalid or unenforceable terms or provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any expenses payable by the Company is invalid or unenforceable, this Operating Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Operating Agreement as is permissible under applicable law.

SECTION 9.5.   Headings. Section and other headings contained in this Operating Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Operating Agreement or any provision hereof.

SECTION 9.6.   Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine and neuter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ORBITZ AWAY LLC

By:	Orbitz, LLC, its sole Member

	By:	/s/ Mike Sands
a duly authorized signatory

ORBITZ, LLC

By:	/s/ Mike Sands
a duly authorized signatory

[Orbitz Away LLC Limited Liability Company Agreement]